Exhibit 10.4
Employee Performance Incentive
Compensation Plan
(2008 Revised)
Effective January 1, 2008
Performance Period: January 1 — December 31, 2008

Employee Performance Incentive Comp Plan Effective January 1, 2008 Performance Period January 1 — December 31, 2008
I.	Philosophy/Purpose of the Plan

The purpose of the ev3, Inc. Performance Incentive Compensation Plan (the “Plan”) is to provide financial reward in addition to base salary, based on achievement of specific performance, to those who significantly impact the growth and success of the company. The plan is designed to reward employees for achieving stretch annual goals and to closely align their accomplishments with the interests of the company’s shareholders. This is done by providing annual incentives for the achievement of key business and individual performance measures that are critical to the success of the Company while linking a significant portion of an employee’s annual compensation to the achievement of such measures.

II.	Eligible Participants

The Company will determine eligibility criteria for the Plan on an annual basis and in its sole discretion. For 2008, the Plan covers the following: (i) all regular, salaried, exempt United States employees in Levels 2 and above, inclusive, and (ii) international and expatriate/inpatriate employees who are determined by the Company to be eligible for participation. Notwithstanding the foregoing, employees in positions covered by sales compensation plans are not eligible participants in the Plan.

The Plan year runs from January 1 — December 31 of each year (the “Plan Year”). Payouts will be made on an annual basis during the period beginning on the first day of the calendar year following the performance year and ending on March 15th of such calendar year. Participants with less than a full year of service or whose incentive target percent has changed during a Plan Year may be eligible to participate in the plan on a prorated basis, determined by the percentage of time they were eligible to participate during that Plan Year under applicable criteria. Plan Participants with less than four (4) full months of eligible service on December 31 of a particular Plan Year will not be eligible to receive an award under the Plan for that Plan Year.

To be eligible, employees must have established and approved annual individual performance goals by the end of the first quarter of each Plan Year (or, for new employees, within two (2) months of the employee’s start date). Managers are responsible for meeting this deadline. Employees and Managers who do not complete the annual individual performance goal setting process by such deadlines may become ineligible to participate in the Plan for that Plan Year.

III.	Administration of the Plan

The Compensation Committee of the Board of Directors of the Company will administer the Plan. The Compensation Committee, in its sole discretion, may delegate to the Company’s Chief Executive Officer activities relating to Plan administration that are not required to be exercised by the Compensation Committee under applicable laws, rules, regulations and the Compensation Committee Charter. Delegable activities include, but are not limited to, establishing any policies under the Plan, interpreting provisions of the Plan, determining eligibility to participate in the Plan, and approving any final payouts under the Plan that do not affect Executive Officer level employees. All decisions of the Compensation Committee and the Chief Executive Officer will be final and binding upon all parties, including the Company and Plan participants.

Employee Performance Incentive Comp Plan Effective January 1, 2008 Performance Period January 1 — December 31, 2008
IV.	Incentive Targets

Incentive targets have been approved by the Compensation Committee for all eligible Plan participants based upon their level of responsibility within the Company and impact on the business. These incentive targets represent the incentive (as a percent of a Plan participant’s base salary) that a Plan Participant is eligible to receive under the Plan. It is the Company’s intention to provide significant incentive and reward opportunities to its employees for world-class performance achievement.

Each position level (2-11) has an established target bonus, expressed as a percentage of base salary, as illustrated below and in the attached Target Bonus Table.

	Salary Level	Standard % of Base Salary Earned
CEO	11	100%
WW President	10	65%
Business Unit President	9	60%
CFO	9	60%
OC Members	8	50%
VP	7	40%
Director	6	30%
Managers, Principals	5	25%
Supervisors/Sr. Level Contributors	4	15%
Intermediate level	3	10%
Entry Level Individuals Contributors	2	8%
Non-exempt	1	Not eligible
The actual incentive is capped at 150% standard, or may result in 0 bonus based on achievement. In unusual circumstances, modifications may be made if, in the Compensation Committee’s final judgment the calculations does not accurately reflect performance.

V.	Individual Performance Measures

Individual performance measures for a Plan Year are established during the annual goal setting process. Each Plan Year, all Plan participants are required to develop three to five written, measurable and specific Management By Objectives (MBO’s), which must be agreed to and approved by each participant’s direct manager by the end of the first quarter. up. For Executives in Grade Level 8 and up, each MBO and targeted achievement levels must be approved by the President and CEO and the Compensation Committee. All objectives are weighted by agreement, with areas of critical importance or critical focus weighted most heavily. A rating of 1 to 5 is agreed upon, providing specific achievement levels for each rating. A rating of 3 will always equal “on plan” performance.

VI.	Company Performance Measures

For each Plan Year, the Compensation Committee, together with input from the Company’s Chief Executive Officer, will identify critical Company performance measures. The 2008 Company performance measures are:
•	Worldwide Revenue

•	Operating Profit

Employee Performance Incentive Comp Plan Effective January 1, 2008 Performance Period January 1 — December 31, 2008
•	Daily Sales Outstanding — “DSO”

•	Days on Hand “Inventory DOH”
The finance team will work with each operating unit to establish specific financial objectives for the Incentive Plan Company performance measures, which will be tied to the company’s approved operating plan. All objectives are weighted by agreement, with areas of critical importance or critical focus weighted most heavily. In addition, for each performance measure, targets have been established for each rating level 1 to 5. A rating of 3 will always equal “on plan” performance.

VII.	Bonus Calculation

An aggregate average for the corporate, divisions and individuals goals must meet at least a 2.0 to meet the minimum 75% payout threshold. There are no awards if final overall rating is below a 2.0. A scale for calculating actual achievement percentage will be used as follows:

Overall Rating	Percentage Achievement
5	150%
4	125%
3	100%
2	75%
1	0%
All Plan performance measures and objectives are rated (based on the achievement grid) and weighted based on relative importance in order to obtain a weighted performance rating for each objective.

All weighted performance ratings are then added together to obtain an overall rating for each participant.

Increments between rating levels will be interpolated as closely as possible to determine an actual incentive percentage, e.g. an overall rating of 3.5 equals a 112.5% incentive percentage.

For each participant the actual incentive percentage is multiplied by the target bonus percentage to calculate the award, e.g. 112.5% actual incentive percentage times 20% target bonus equals an award of 28% of earned base salary.

For new or newly eligible participants who join the plan during the plan year, the award may be calculated either by using base salary or pro-rated salary depending on the terms and conditions of the job offer, as documented in the offer letter and approved in advance by the Compensation Committee.

VIII.	Individual Incentive Payment Criteria, Calculation, and Payout

A Plan participant must remain actively employed by the Company past December 31st of the Plan Year to be eligible for an incentive payment under the Plan for that Plan Year.
The incentive payment under the Plan for any eligible Plan participant for a particular Plan Year will vary depending upon the approved individual objectives and company performance measures, the Plan participant’s base salary as of November 1 of that Plan Year, and the Plan participant’s incentive target for that Plan Year..

Employee Performance Incentive Comp Plan Effective January 1, 2008 Performance Period January 1 — December 31, 2008
In the following cases, the final incentive payout will be prorated. If the Plan participant was on a Leave of Absence for part of the Plan Year, their bonus will be pro-rated based upon the number of days they were actively working within the year. If the Plan participant works less than a full-time schedule (40 hours/week), the incentive payout will be prorated for the hours worked or if the Plan participant has a change to their full-time status throughout the year, their incentive payout will likewise be prorated for the portion of the year in which they worked a part time schedule. If the Plan participant received a promotion during the year prior to November 1 with a change in target incentive, the final payout will be prorated for the time spent at each incentive target.

At the end of the plan year, each participant will review their MBO’s and results with their direct manager to determine the rating earned for each MBO objective. Each MBO objective rating will be combined to calculate an overall rating for the individual objectives. In addition, as soon as practicable after the appropriate financial and other data has been compiled, the finance department will calculate the ratings for the overall ev3 and each business unit financial goals. These ratings will be combined together per the applicable weighting factors to determine the final payout for each individual Plan participant. Individual incentive payments under the Plan will be made in a lump sum, less applicable withholding taxes, as soon as reasonably practicable after the determination of such payments, during the period beginning on the first day of the calendar year following the performance year and ending on March 15 of such calendar year.

In all cases, recommendations for final incentive awards are submitted to the Chief Executive Officer for approval, with final approval by the Compensation Committee.

The CEO and/or the Compensation Committee may make a recommendation to modify an award by plus/minus 20% if, in its subjective judgment, the participant has not been equitably treated by the mechanics of the incentive plan. Such modifications of awards should only be used in truly exceptional cases.

IX.	Plan Discretion

All benefits payable under the Plan are discretionary and no Plan participant shall have any right to payment under the Plan until actually paid.

To the extent necessary with respect to any Plan Year, in order to avoid any undue windfall or hardship due to external causes, the Compensation Committee may without the consent of any affected Plan participant, revise one or more of the Company performance measures, or otherwise make adjustments to payouts under the Plan to take into account any acquisition or disposition by the Company not planned for at the time the Company performance measures were established, any change in accounting principles or standards, or any extraordinary or non-recurring event or item, so as equitably to reflect such event or events, such that the criteria for evaluating whether a Company performance measure has been achieved will be substantially the same (as determined by the Compensation Committee) following such event as prior to such event.

X.	Termination, Suspension, or Modification

The Company may terminate, suspend, modify and if suspended, may reinstate or modify, all or part of the Plan at any time, with or without notice to the Plan participants. Exceptions to the eligibility of, or the extent to which the Plan applies to, any particular Plan participant must be approved, on a case-by-case basis, by the Compensation Committee

Employee Performance Incentive Comp Plan Effective January 1, 2008 Performance Period January 1 — December 31, 2008
XI.	Limitation of Liability

No member of the Company’s Board of Directors, the Compensation Committee, any officer, employee, or agent of the Company, or any other person participating in any determination of any question under the Plan, or in the interpretation, administration, or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

XII.	No Right to Employment

This document sets forth the terms of the Plan and it is not intended to be a contract or employment agreement between any Plan participant and the Company. Nothing contained in the Plan (or in any other documents related to the Plan) shall confer upon any employee or Plan participant any right to continue in the employ or other service of the Company or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause or notice.

XIII.	Non-Assignability

Except for the designation of a beneficiary(ies) to receive payments of benefits for a particular Plan year following a Plan participant’s death after the completion of such Plan Year, no amount payable at any time under the Plan shall be subject to sale, transfer, assignment, pledge, attachment, or other encumbrance of any kind. Any attempt to sell, transfer, assign, pledge, attach, or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void.

XIV.	Withholding Taxes

The Company is entitled to withhold and deduct from any payments made pursuant to the Plan or from future wages of a Plan participant (or from other amounts that may be due and owing to the Plan participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to the Plan.

XV.	Unfunded Status of Plan

The Plan shall be unfunded. No provisions of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets. Plan participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

XVI.	Other

Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Minnesota, without regard to the conflict of law rules of the State of Minnesota or any other jurisdiction.